Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Ibere Pharmaceuticals (the “Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated February 8, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of  Ibere Pharmaceuticals as of December 31, 2020 and for the period from October 22, 2020 (inception) through December 31, 2020, appearing in the Registration Statement on Form S-1, as filed (File No. 333-252863), of Ibere Pharmaceuticals.

/s/ Marcum llp

Marcum llp

New York, NY

February 25, 2021